UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2005
MUNICIPAL MORTGAGE & EQUITY, LLC
(Exact name of registrant as specified in its charter)

Delaware	52-1449733
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

621 E. Pratt Street, Suite 300	21202-3140
Baltimore, Maryland	(Zip Code)
(Address of principal executive offices)
(443) 263-2900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
On July 7, 2005 the registrant filed Current Report on Form 8-K to report the closing of the acquisition of Glaser Financial Group, Inc. In response to Parts (a) and (b) of Item 9.01 of such Form 8-K, the registrant stated that it would file the required financial information by amendment on or before September 16, 2005. This Current Report on Form 8-K/A is being filed to provide such information.
Item 1.01. Entry into a Material Definitive Agreement.
In connection with the acquisition of Glaser Financial Group, Inc. (“Glaser”) described in Item 2.01 of this Current Report on Form 8-K, MMA Mortgage Investment Corporation (“MMIC”), an indirect wholly owned subsidiary of Municipal Mortgage & Equity, LLC (the “Company”), entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) effective as of July 1, 2005 between U.S. Bank National Association (“U.S. Bank”) and MMIC, a copy of which is attached hereto as Exhibit 10.2. The Credit Agreement provides for revolving loans to MMIC to finance specified types of mortgage loans, investments and advances in an amount of up to $255,000,000, subject to sub-limits for particular classifications of borrowings. The revolving loans have varying maturities of up to 90 days as agreed upon between MMIC and U.S. Bank, and all revolving loans mature not later than September 30, 2005. Depending on the type of borrowing, revolving loans bear interest at either U.S. Bank’s prime rate or a floating rate, reset daily, equal to the one-month LIBOR rate plus a spread. The revolving loans are secured by a first priority lien on specified loans, mortgages, investments and advances financed under the Credit Agreement. The Credit Agreement requires MMIC to maintain a minimum specified servicing portfolio, an adjusted tangible net worth and a ratio of earnings before interest, depreciation and amortization less non-cash revenues to mandatory principal payments of indebtedness plus interest expense.
Item 2.01. Completion of Acquisition or Disposition of Assets.
On July 1, 2005, Municipal Mortgage & Equity, LLC (the “Company”) and MMIC closed on its previously announced acquisition of all of the outstanding capital stock of Glaser from David Williams and Kevin Filter for a purchase price, payable in a combination of cash and stock, of approximately $67.0 million assuming certain performance metrics are achieved. The estimated purchase price includes an initial cash purchase price of $50.0 million, three deferred payments of at least $4.0 million, and contingent consideration of $5.0 million payable on the third anniversary of the closing date in the event that specified levels of operating performance are achieved. Glaser arranges financing predominantly in the upper Midwest for multifamily, senior housing and commercial real estate through Fannie Mae DUS™, Freddie Mac, HUD/FHA, conventional and conduit funding sources. Glaser’s current servicing portfolio totals approximately $3.5 billion and is comprised of approximately 64,000 units including both insured and uninsured taxable loans and tax-exempt bond issues.
The acquisition is being financed primarily through the sale of approximately $39.0 million in 30-year trust preferred securities that pay dividends at a fixed rate of 7.62% for 10 years, at which point they will convert to a floating rate at a spread to LIBOR. The remainder of the purchase price is being funded through cash on hand.
The Company issued a press release announcing the completion of the Glaser acquisition, a copy of which is filed as Exhibit 99.2 hereto.
The foregoing description of the acquisition is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, dated as of June 8, 2005, by and among David Williams, Kevin Filter, MMA Mortgage Investment Corporation and Municipal Mortgage & Equity, LLC filed as an exhibit to the Company’s Current Report on Form 8-K, filed June 10, 2005, which is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired

The following financial statements of Glaser, together with the report of the independent auditors, are included in this Current Report on Form 8-K/A as Exhibit 99.3:

(b)	Pro Forma Financial Information
The following pro forma financial information is included in this Current Report on Form 8-K/A as Exhibit 99.4:

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2005	12

Unaudited Condensed Consolidated Statement of Income for the Three Month Period Ended March 31, 2005	13

Unaudited Condensed Consolidated Statement of Income for the Year Ended December 31, 2004	14

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	15
(c)	Exhibits

See Exhibit Index immediately preceding exhibits.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUNICIPAL MORTGAGE & EQUITY, LLC

By:	/s/ William S. Harrison

	Name:	William S. Harrison
	Title:	Executive Vice President and
Chief Financial Officer
Date: September 15, 2005

EXHIBIT INDEX

Exhibit No.	Description	Incorporation by Reference
10.1	Stock Purchase Agreement, dated as of June 8, 2005, by and among David Williams, Kevin Filter, MMA Mortgage Investment Corporation and Municipal Mortgage & Equity, LLC.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on June 10, 2005.

10.2	Amended and Restated Credit Agreement, dated July 1, 2005, by and between MMA Mortgage Investment Corporation and U.S. Bank National Association.	(Previously filed).

23.1	Independent Auditors’ Consent.

99.1	Press release dated June 8, 2005.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on June 10, 2005.

99.2	Press release dated July 1, 2005.	(Previously filed).

99.3	Financial statements of business acquired.

99.4	Pro forma financial information.